As filed with the Securities and Exchange Commission on March 27, 2017

Registration No. 333-86914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Popeyes Louisiana Kitchen, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	58-2016606
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000

Atlanta, Georgia 30346

(404) 459-4450

(Address, including zip code, and telephone number, including area code, of principal executive offices)

With a copy to:

Harold M. Cohen

General Counsel, Chief Administrative Officer and

Corporate Secretary

Popeyes Louisiana Kitchen, Inc.

400 Perimeter Center Terrace, Suite 1000,

Atlanta, Georgia 30346

(404) 459-4450

(Name, Address, Including Zip Code, and

Telephone Number, Including Area Code, of Agent for Service)

Kara L. MacCullough, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500

Approximate date of commencement of proposed sale to public: Not applicable.

If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) is being filed by Popeyes Louisiana Kitchen, Inc. (the “Company”) (f/k/a AFC Enterprises, Inc.) to withdraw and remove from registration all shares of the Company’s common stock, $0.01 par value per share (the “Shares”) remaining unissued and unsold under the Registration Statement on Form S-3 (No. 333-86914) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 25, 2002, as Amended by Amendment No. 1, filed with the SEC on May 22, 2002.

On February 22, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 21, 2017, with Restaurant Brands International Inc., a corporation existing under the laws of Canada (“Parent”), Restaurant Brands Holdings Corporation, a corporation existing under the laws of Canada (“Intermediate Parent”), and Orange, Inc., a Minnesota corporation and an indirect subsidiary of Parent (“Sub”).

Pursuant to the Merger Agreement, on February 27, 2017, Sub commenced a tender offer (the “Offer”) to acquire all of the outstanding Shares for $79.00 per Share (the “Offer Price”) in cash, net of applicable withholding taxes and without interest, upon the terms and subject to conditions set forth in the offer to purchase, the related letter of transmittal and other related materials, each dated February 27, 2017 and in each case as amended or supplemented from time to time.

The Offer expired at one minute following 11:59 p.m. (12:00 midnight), Eastern time, on March 24, 2017. All Offer conditions were satisfied. As a result of (i) Sub’s acceptance of the Shares validly tendered in the Offer and (ii) the issuance by the Company of Shares to Sub (pursuant to Sub’s decision to exercise the option irrevocably granted to Sub (the “Top-Up Option”) to purchase additional Shares, at a price per share equal to the Offer Price and on the terms and subject to the conditions set forth in the Merger Agreement), Sub acquired a sufficient number of Shares to complete the merger of Sub with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”) without a vote of the shareholders of the Company pursuant to Section 302A.621 of the Minnesota Business Corporation Act, as amended (the “MBCA”). Accordingly, following the consummation of the Offer, Parent and Sub effected the Merger pursuant to Section 302A.621 of the MBCA, with the Company continuing as the surviving corporation in the Merger and thereby becoming an indirect, wholly-owned subsidiary of Parent. In the Merger, each Share (other than Shares (i) issued and outstanding immediately prior to the time at which the Merger became effective (the “Effective Time”) that were directly owned by Sub at the Effective Time (including all Shares accepted for payment pursuant to the Offer, whether or not such Shares were registered in the name of Sub or any of its affiliates) or by any subsidiary of the Company and (ii) as to which dissenters’ rights have been perfected (and not withdrawn) in accordance with applicable law)) that was issued and outstanding immediately prior to the consummation of the Merger was converted into the right to receive the Offer Price.

As a result of the Merger, the offering of the Company’s Shares pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 27 day of March, 2017.

Popeyes Louisiana Kitchen, Inc.

By:	/s/ Harold M. Cohen
Name:	Harold M. Cohen
Title:	General Counsel, Chief Administrative Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.